Exhibit 10.1

STATE OF ISRAEL

LICENSE

License No. 393/"Jordan Valley"

Pursuant to my authority under section 16 of the Petroleum Law 5712-1952

This LICENSE is granted Zion Oil & Gas Inc. (100%)

This LICENSE is granted – with respect to the area described in the First Annex.

This LICENSE is granted – subject to the provisions of the Petroleum Law, 5712-1952, and the regulations issued pursuant thereto, and to the special conditions detailed in the Second Annex, which is an integral part of this license.

Granted in Jerusalem, on the 9th of Nissan 5771,April 13,2011

/s/ Dr. Yaacov Mimran
Dr. Yaakov Mimran
Commissioner of Petroleum Affairs

This License was registered at the Petroleum Registry on the 7th of Iyar 5771,May 11,2011

STATE OF ISRAEL

License No. 393/"Jordan Valley"

FIRST ANNEX

Description of the Area

From waypoint	254000/707000	thence West
To waypoint	246002/707000	thence North-West
To waypoint	244869/711000	thence East
To waypoint	246000/711000	thence North
To waypoint	246682/732827	thence North-East
To waypoint	259502/735000	thence South
To waypoint	259507/732224	thence South along the International border with Jordan and back
To waypoint	254000/707000

Total area is approximately 226,000 dunam (approximately 226 square kilometers)
The coordinates are based on the new Israeli grid.

1.
The area of the license is defined solely by the above stated waypoints. It is hereby specified that in the event of a discrepancy between maps submitted by the Licensee and the above description  then the waypoints prevails

2.
The issuance of this license shall not make redundant- receiving any permit, confirmation or license from any public body as required by law .In addition this license shall not be deemed to make redundant arranging all aspects necessary by law through any public or private entity, including without deviating from the generality of the above, through the Israel Land Authority, Antitrust Authority, Ministry of Interior and the Ministry of Environmental Protection.

Granted in Jerusalem                          9th of Nisan 5771
13 April, 2011

/ Dr. Yaacov Mimran
Dr. Yaakov Mimran
Commissioner of Petroleum Affairs

STATE OF ISRAEL

License No. 393/"Jordan Valley"
SECOND ANNEX

SPECIAL CONDITIONS

This license is given for the period April 13, 2011 through April 12,2014.
1.
Within 3 months from receiving the license Zion shall prepare a feasibility study and execute a contract with a seismic contractor to carry out a new 2D seismic survey for a total length of approximately 20 kilometers in the license area.

2.	Within 6 months from receiving the license Zion shall prepare a gravimetric data analysis to identify salt formations in the license area
3.	Within 8 months from receiving the license prepare a geochemical analysis of the source rocks from late Cretaceous age.
4.	Within 9 months from receiving the license prepare a new 2D seismic survey and submit the data and summary report.
5.	Within 12 months from receiving the license process the data of the new survey and submit the data and summary report.
6.
Within 16 months from receiving the license prepare an interpretation of the new seismic survey, integrate with existing data, prepare formation maps regarding time and depth and submit a summarized geophysical report for the entire license area.

7.	Within 18 months from receiving the license submit a drilling prospectus.
8.	Within 18 months from receiving the license execute a contract with a drilling contractor to drill to a depth of approximately 5000 meters.
9.	Within 24 months from receiving the license -drill to a depth of approximately 5000 meters.
10.	Within 4 months from completion of drilling the well submit a work plan for further activities.

Granted in Jerusalem                           9th of Nisan 5771
13 April, 2011

/ Dr. Yaacov Mimran
Dr. Yaakov Mimran
Commissioner of Petroleum Affairs